Exhibit 23.1



Rose,  Snyder  &  Jacobs
A  Corporation  of  Certified  Public  Accountants

                          INDEPENDENT AUDITORS' CONSENT


The  Board  of  Directors  and  Stockholders
CompuMed,  Inc.


We consent to the incorporation by reference in the registration statement of the Amended and Restated 2003 Stock Incentive Plan on Form S-8 of CompuMed, Inc. of our report dated November 29, 2004, with respect to the balance sheets of Compumed, Inc. as of September 30, 2004, and 2003 the related consolidated statements of operations, stockholders' equity and cash flows for the year ended, which report appears in the September 30, 2004 Annual Report on Form
10-KSB  of  CompuMed,  Inc.

/s/  Rose,  Snyder  &  Jacobs

Rose,  Snyder  &  Jacobs
A  Corporation  of  Certified  Public  Accountants

Encino,  CA
April  6,  2005